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                                 [CELERITY LOGO]



September 19, 2000



Dear Stockholders:

At the Company's Annual Shareholder Meeting held on September 18, 2000, stockholders of Celerity Systems, Inc. voted to adjourn the Meeting until Tuesday, October 17, 2000 at 10:00 a.m. in order to allow for further solicitation of proxy votes, which concerns the election of directors, changes to the Company's Certificate of Incorporation, and ratification of auditors. The meeting was adjourned to give additional stockholders a further opportunity to vote on these matters.

For the reasons set forth in the Proxy Statement for this meeting previously sent to you, your Board of Directors has unanimously recommended a vote in favor of each of the listed proposals.

Regardless of the number of shares you own, it is important that they are represented and voted at this adjourned meeting. Management and its proxy solicitation firm, Georgeson Shareholders Communications, Inc., will be soliciting votes by telephone in the days ahead, and your understanding is very much appreciated. If you have already voted your shares, please accept our thanks and our apology for his re-solicitation.

For your convenience, management will be available during business hours to answer your questions at (865) 539-5300. Thank you for your cooperation and continued support.

Sincerely,


/s/ Kenneth D. Van Meter
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Kenneth D. Van Meter,
President and
Chief Executive Officer